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                                                                    EXHIBIT 10.Z


                               FIRST AMENDMENT TO
                             PLAINS RESOURCES INC.
                           1996 STOCK INCENTIVE PLAN

     Plains Resources Inc., having heretofore adopted the Plains Resources Inc. 1996 Stock Incentive Plan (the "Plan") and having reserved the right under
Section 9 thereof to amend the Plan, does hereby amend the Plan, effective as of May 21, 1998, as follows:

     Section 8.1 of Plains Resources Inc. 1996 Stock Incentive Plan shall be amended to read as follows:

          8.1 Award On the date of the Company's annual stockholders' meeting at which the Non-employee Director is elected or re-elected to serve on the Board, each Non-employee Director shall be granted a Non-qualified Stock Option to purchase 15,000 Shares, provided that the Plan is in effect on that day.


Adopted by the Board of Directors of Plains Resources Inc. on May 21, 1998.